SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No.   )

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WASHINGTON GAS LIGHT COMPANY

(Name of Registrant As Specified In Its Charter)

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Washington Gas Light Company

1100 H Street, N.W.
Washington, D.C. 20080

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      The annual meeting of shareholders of Washington Gas Light Company will be held at the Cloyd Heck Marvin Center at the George Washington University, 800 21st St., N.W.; Washington, D.C. 20052, on Wednesday March 5, 2003, at 11:30 a.m., for the following purposes, as more fully set forth in the annexed information statement:

(1) To elect eight directors for the ensuing year;

(2) To ratify the appointment of Deloitte and Touche LLP as independent public accountants for fiscal year 2003;

(3) To transact any other business properly brought before the meeting and any adjournments thereof.

      Each holder of common stock and preferred stock is entitled to one vote for each share of that stock standing in the name of the holder on the records of Washington Gas Light Company at the close of business on January 14, 2003.

      THERE WILL BE NO SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE COMPANY.

By order of the board of directors,

Douglas V. Pope
Secretary

February 3, 2003

INFORMATION STATEMENT

WASHINGTON GAS LIGHT COMPANY

1100 H St., N.W.

Washington, D.C. 20080

February 3, 2003

      This information statement is furnished in connection with the annual meeting of shareholders of Washington Gas Light Company (“the Company”) to be held on Wednesday, March 5, 2003 and at any adjournment thereof. The meeting will be held at the Cloyd Heck Marvin Center at the George Washington University; 800 21st St., N.W.; Washington, D.C. 20052 at 11:30 a.m.

      WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

      Each holder of the Company’s common stock and preferred stock is entitled to one vote for each share of the stock standing in the name of the holder on the records of the Company at the close of business on January 14, 2003. Outstanding voting securities as of January 14, 2003, consisted of 46,479,536 shares of common stock; 150,000 shares of Serial Preferred Stock, $4.80 Series; 70,600 shares of Serial Preferred Stock, $4.25 Series; and 60,000 shares of Serial Preferred Stock, $5.00 Series. The matters to be voted upon at the annual meeting are described in this information statement.

      As provided in the Company’s bylaws, a majority of the shares entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the meeting.

•	The eight director nominees receiving the greatest number of votes will be elected;

•	The proposal to ratify the appointment of independent public accountants must receive more votes cast in favor than the number of votes cast against by holders of shares of the Company’s common stock and preferred stock present and entitled to vote at the meeting.

      As of January 14, 2003, WGL Holdings, Inc. (“WGL Holdings”) owned all 46,479,536 shares of the Company’s outstanding common stock. The Company has been informed that WGL Holdings intends to vote all its shares of the Company’s common stock for the election of the nominees named in Proposal 1 and for the ratification of appointment of independent public accountants named in Proposal 2. Accordingly, these matters are expected to be approved.

PROPOSAL 1

ELECTION OF DIRECTORS

      At the annual meeting, eight directors are to be elected to hold office for the ensuing year.

      The Company has been informed that WGL Holdings intends to cast the votes of all of the outstanding shares of common stock of the Company for the election of the nominees named below, all of whom are now serving as directors. The Company does not contemplate that any of the nominees will become unavailable for any reason, but if that should occur before the meeting, WGL Holdings has informed the Company that it intends to cast its votes for another nominee, or other nominees, to be selected by the board of directors.

Michael D. Barnes, age 59, is President of The Brady Campaign and Brady Center to Prevent Gun Violence. He was previously a partner in the Washington, D.C. law firm of Hogan & Hartson (1993-2000) and a partner with the law firm of Arent, Fox, Kintner, Plotkin & Kahn (1987-1993). Mr. Barnes was United States Representative from Maryland’s 8th Congressional District from 1979 to 1987. Mr. Barnes has been a Director of Washington Gas Light Company since 1991, a Director of WGL Holdings since November 2000 and serves as Chairman of the Governance Committee.

Daniel J. Callahan, III, age 70, is Vice Chairman and Treasurer of The Morris and Gwendolyn Cafritz Foundation. Mr. Callahan retired in 1995 as Chairman and Chief Executive Officer of USLICO Corporation, an insurance holding company. Mr. Callahan was Vice Chairman of American Security Bank from 1991-1992 and Chairman from 1985-1991. Mr. Callahan was President of MNC Financial, Inc. from 1987-1992. Mr. Callahan also is a Director of Washington Mutual Investors Fund. Mr. Callahan is Vice Chairman of the Atlantic Council, and is a former Chairman of the Greater Washington Research Center. He has been a Director of Washington Gas Light Company since 1989, a Director of WGL Holdings since November 2000 and serves as Chairman of the Human Resources Committee.

George P. Clancy, Jr., age 59, is Executive Vice President and Chief Lending Officer of Chevy Chase Bank, FSB, a position he has held since 1995. Mr. Clancy has an extensive career in banking which includes serving as President and Chief Operating Officer of The Riggs National Corporation (1985-1986) and President and Chief Executive Officer — Signet Bank, N.A. (1988-1995). Mr. Clancy is active in several community and civic organizations, including serving as Chairman of the Catholic Charities Foundation, Member of the Board of Trustees of the University of Maryland College Park Foundation and Trustee of Suburban Hospital Foundation. Mr. Clancy has been a Director of Washington Gas Light Company and a Director of WGL Holdings since December 2000.

James H. DeGraffenreidt, Jr., age 49, is Chairman and Chief Executive Officer of the Company and of WGL Holdings. Mr. DeGraffenreidt previously served as President and Chief Operating Officer of Washington Gas Light Company (1994-1998); President and Chief Executive Officer (1998); Chairman and Chief Executive Officer (1998-2000); Chairman, President and Chief Executive Officer of the Company and of WGL Holdings (2000-2001), and was elected to his present position effective October 1, 2001. Mr. DeGraffenreidt serves on numerous boards, including Harbor Bankshares Corporation, Harbor Bank, Mass Mutual Financial Group, the American Gas Association, Alliance to Save Energy, District of Columbia Chamber of Commerce, MedStar Health, the Greater Washington Board of Trade, Maryland Science Center, and The Walters Art Museum. He has been a member of the Board of Directors of Washington Gas Light Company since 1994 and a Director of WGL Holdings since January 2000.

Melvyn J. Estrin, age 60, is Chairman of the Board and Chief Executive Officer of Avatex Corp., involved in medical and beauty products investments. Mr. Estrin is also Chairman of the Board and Chief Executive Officer of University Research Corp. He is also Chairman of the Board and Chief Executive Officer of Human Service Group, Inc. (trading as Estrin International) (1983-present) and is President and a director of HSG Acquisition Co. (1986-present), both of which are private management and investment firms. Mr. Estrin is a director of Avatex Corporation, iLife Systems, Inc., ChemLink, LLC, URL, Inc., Armed Forces Lodging, Inc., Presby Corp., RAS Holding Corp. and is a managing partner of Centaur Partners, Inc. Mr. Estrin has been a Director of Washington Gas Light Company since 1991 and a Director of WGL Holdings since November 2000.

Debra L. Lee, age 48, is President and Chief Operating Officer of BET Holdings, Inc., a global multi-media company that owns and operates Black Entertainment Television and several other ventures. Ms. Lee previously was Executive Vice President and General Counsel of BET Holdings (1992-1995) and was elected to her present position in 1996. Ms. Lee serves on a number of professional and civic organizations, including the Kennedy Center’s Community & Friends Board, the National Symphony Orchestra Board, Girls, Inc. and the Telecommunications Development Fund. Ms. Lee is also on the Board of Directors of Eastman Kodak Company and Genuity, Inc. Ms. Lee has been a Director of Washington Gas Light Company since July 2000 and a Director of WGL Holdings since November 2000.

Philip A. Odeen,age 66, recently retired as Chairman of TRW Inc., a technology, manufacturing and services company. Mr. Odeen was previously Executive Vice President of TRW Inc. from 1998-2001. From 1992 to 1998, Mr. Odeen was President and Chief Executive Officer of BDM International, Inc., a firm providing technical and information services to the defense, civil government and commercial business sectors. Mr. Odeen is a Director of Reynolds and Reynolds, Relizon and Convergys, technology companies which assist other companies to manage information flows, and also AVAYA, Inc., a telecommunications equipment company. He is past Chairman of the Virginia Business Council and serves on the boards of various professional and community organizations. He has been a member of the Board of Directors of Washington Gas Light Company since February 1999, and a Director of WGL Holdings since November 2000.

Karen Hastie Williams, age 58, is a Partner with the Washington, D.C. law firm of Crowell & Moring, where she specializes in public contract law. Prior to joining Crowell & Moring, Ms. Williams served as Administrator for the Office of Federal Procurement Policy at the Office of Management and Budget (1980-1981) and Chief Counsel of the Senate Committee on the Budget (1977-1980). Ms. Williams is a Director of SunTrust Bank, Inc., the Fannie Mae Foundation, Continental Airlines Company, Gannett Co. and The Chubb Corporation. Ms. Williams has been a director of Washington Gas Light Company since 1992, a Director of WGL Holdings since November 2000 and serves as Chair of the Audit Review Committee.

The Board of Directors and Committees of the Board

      The following information relates to board and board committee meetings during the fiscal year ended September 30, 2002.

      The board of directors has established four standing committees:

      The Executive Committee members are: James H. DeGraffenreidt, Jr. (Chairman), Michael D. Barnes, Daniel J. Callahan, III, and Karen Hastie Williams. There are four alternate members: George P. Clancy, Jr., Melvyn J. Estrin, Philip A. Odeen and Debra L. Lee. This committee may exercise all of the authority of the board of directors when the board is not in session. This committee met 4 times during fiscal year 2002.

      The Audit Review Committee members are: Karen Hastie Williams (Chair), Daniel J. Callahan, III, George P. Clancy, Jr., and Philip A. Odeen. Members of the audit review committee are independent under rules of the New York Stock Exchange. Functions of the audit review committee include the appointment, compensation and oversight of the Company’s independent public accountants, reviewing with the independent public accountants the financial statements and their accompanying report and reviewing the system of internal controls and the adequacy of the internal audit program. Reference is made to the Audit Review Committee Report, which appears later in this information statement, for a further description of the responsibilities of this committee. This committee held 6 meetings during fiscal year 2002.

      The Governance Committee members are: Michael D. Barnes (Chairman), Philip A. Odeen, and Karen Hastie Williams. Functions of the governance committee include consideration of criteria for selection of candidates for election to the board of directors and committees of the board and adoption of policies and principles concerning board service and corporate governance. This committee also considers criteria for oversight and evaluation of the board and management and the adoption of a code of conduct. The governance committee will consider nominees recommended by shareholders; those recommendations should be sent to the chairman of the governance committee. This committee held 1 meeting during fiscal year 2002.

      The Human Resources Committee members are: Daniel J. Callahan, III (Chairman), Melvyn J. Estrin and Debra L. Lee. Functions of the human resources committee include consideration and recommendation of compensation and benefits for directors and officers, including the Chief Executive Officer. This committee sets performance targets, evaluates the performance of the Company’s officers and determines any incentive and equity-based compensation to be awarded to those officers. This committee also considers succession planning for leadership positions in the Company. There were 5 meetings of this committee during fiscal year 2002.

      The board of directors of Washington Gas Light Company held 4 meetings during fiscal year 2002. All directors, except Messrs. Estrin and Odeen, attended at least 75% of all board and board committee meetings on which the director served during fiscal year 2002.

      The board of directors has a policy under which directors who are not employees of the Company and its subsidiaries may not stand for re-election after reaching the age of 72. Also under this policy, directors who are employees of the Company must retire from the board the first day of the month following their 65th birthday. This policy can be changed at any time by action of the board of directors.

      The board and board committees meet in regular executive sessions which exclude management representatives from the meetings. Each of the Audit Review, Governance and Human Resources Committees has its own committee charter.

Non-Employee Director Compensation

      The following is a summary of the compensation paid to outside directors of the Company. Outside directors of the Company also serve as directors of the Company’s parent company,

WGL Holdings, Inc., and accordingly, the compensation arrangements are coordinated as described below:

•	On days which both WGL Holdings, Inc. and Washington Gas Light Company boards meet, a fee of $800 is paid for attendance at the Washington Gas Light Company meeting and a fee of $400 is paid for attendance at the WGL Holdings meeting, for a total of $1,200 for attendance at both meetings.
•	Board committee meeting fees and fees for attending meetings of shareholders are paid in the same manner as board meeting fees.
•	On days when one, but not both, of the boards or committees meet, a meeting fee of $1,000 is paid for attendance at the board or board committee meeting.
•	Washington Gas Light Company pays an annual cash retainer of $20,000 for service on that board of directors.
•	WGL Holdings pays an annual retainer in the form of 800 shares of common stock of WGL Holdings for service on that board of directors.
•	Washington Gas pays an annual retainer of $3,000 to persons serving as chairs of the Washington Gas board committees. There is no separate retainer paid for service as chair of WGL Holdings board committees. As of the record date for the annual meeting, the same persons served as chairs of both WGL Holdings and Washington Gas Light Company board committees.

Business Relationships with Associates of Directors

      The law firm of Crowell & Moring, with which Ms. Williams is a partner, performed legal services for Washington Gas Light Company during fiscal year 2002.

Security Ownership of Management

      The following table sets forth the information as of January 14, 2003, regarding WGL Holdings, Inc. outstanding equity securities beneficially owned by each director, each nominee for election as a director, the executive officers named in the summary compensation table in this information statement, and all directors, nominees and executive officers as a group. No executive officer, director or nominee owns any shares of any series of preferred stock of the Company. Each of the individuals listed, as well as all directors and executive officers as a group, beneficially owned less than 1% of the common stock of WGL Holdings, Inc.

		Shares Which
		May Be Acquired
	Amount and Nature	Within 60 Days
	of Beneficial	By Exercise of
Name of Beneficial Owner	Ownership(1)	Stock Options

Elizabeth M. Arnold	10,377	8,016

Michael D. Barnes	6,306	0

Daniel J. Callahan, III	11,056	0

George P. Clancy, Jr.	3,100	0

James H. DeGraffenreidt, Jr.	41,122	49,004

Melvyn J. Estrin	9,216	0

Frederic M. Kline	16,282	13,668

Debra L. Lee	3,360	0

Terry D. McCallister	1,208	0

Philip A. Odeen	5,000	0

James B. White	9,338	10,682

Karen Hastie Williams	5,347	0

All directors, nominees and executive officers as a group:	154,640	116,216

(1)	All shares are directly owned by persons shown in this table except the following shares which are owned indirectly: (a) 11,009 shares are held by executive officers in the Washington Gas Light Company Savings Plan for Management Employees, and (b) 2,000 shares are owned by Mr. Callahan’s wife, and Mr. Callahan disclaims beneficial ownership of those shares.

Executive Compensation

      The table that follows presents information about compensation for the Chief Executive Officer and the four other most highly compensated executive officers of the Company. It includes all compensation awarded to, earned by, or paid to the named executive officers for each of the last three fiscal years.

Summary Compensation Table

		Annual Compensation

Name and	Fiscal			Other Annual
Principal Position*	Year	Salary	Bonus	Compensation(1)

James H. DeGraffenreidt, Jr.	2002	$600,000	$72,000	$11,448
Chairman and	2001	510,000	330,000	567
Chief Executive Officer	2000	444,000	320,000	771

Terry D. McCallister	2002	300,000	53,000	10,994
President and	2001	250,000	125,000	76
Chief Operating Officer (5)	2000	103,000	53,000	0

Frederic M. Kline	2002	255,000	34,000	11,137
Vice President and Chief	2001	225,000	105,000	199
Financial Officer	2000	208,000	103,000	280

James B. White	2002	210,000	24,000	10,991
Vice President	2001	195,000	90,000	163
	2000	162,500	83,000	63

Elizabeth M. Arnold	2002	210,000	14,000	10,940
Vice President	2001	195,000	85,000	92
	2000	151,250	75,000	43

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term Compensation Awards

	Awards		Payouts

		Securities
Name and	Restricted Stock	Underlying	LTIP	All Other
Principal Position*	Awards(2)(6)	Options(3)	Payouts(4)	Compensation(1)

James H. DeGraffenreidt, Jr.	$0	52,501	$195,549	$7,677
Chairman and	0	26,791	266,872	6,800
Chief Executive Officer	0	23,109	143,733	6,692

Terry D. McCallister	0	15,750	0	6,127
President and	0	7,661	0	6,800
Chief Operating Officer (5)	25,938	7,050	0	2,877

Frederic M. Kline	0	12,272	53,425	7,665
Vice President and Chief	0	6,895	75,769	6,800
Financial Officer	0	6,315	41,807	6,655

James B. White	0	10,107	41,113	7,680
Vice President	0	5,975	60,033	6,800
	0	4,858	32,317	6,477

Elizabeth M. Arnold	0	10,107	37,252	7,680
Vice President	0	5,975	37,233	6,347
	0	4,402	20,054	5,599

*	Principal positions shown on this table are as of September 30, 2002.

(1)	The amounts shown in the column titled “Other Annual Compensation” represent taxes paid on behalf of the named executive officer relating to group term life insurance coverage with benefits exceeding $50,000 in each listed fiscal year contributions toward the cost of long-term care insurance and a vehicle allowance. The amounts shown in the column titled “All Other Compensation” represent Washington Gas Light Company’s matching contributions to Washington Gas Light Company’s savings plan for management employees during each of the listed fiscal years.

(2)	The number and value of the aggregate restricted stock holdings at the end of fiscal year 2001 for each named executive officer were as follows:

Name	Shares	Value

James H. DeGraffenreidt, Jr.	5,700	$136,287

Terry D. McCallister	600	14,346

Frederic M. Kline	300	7,173

James B. White	0	0

Elizabeth M. Arnold	0	0

(3)	Options granted to purchase shares of WGL Holdings, Inc. common stock.

(4)	The amounts in this column represent the value of the performance shares granted under the 1999 Incentive Compensation Plan for the respective performance periods. The awards were based on the Company’s total shareholder return relative to its peer group and closing stock price as follows:

Fiscal		Percent of	Closing
Year	Performance Period	Target Grant	Stock Price

2002	36 Months Ending September 30, 2002	95.0%	$23.91
2001	30 Months Ending September 30, 2001	127.5	$26.89
2000	18 Months Ending September 30, 2000	130.0	$26.87	5

(5)	Mr. McCallister was first employed by Washington Gas Light Company on April 3, 2000.

(6)	Restricted stock awards are reported at the aggregate market value on the date of grant. The number of restricted shares granted in fiscal year 2000 to Mr. McCallister was 1,000. The shares were granted on April 3, 2000 and vest at a rate of 20% each year for a five-year period. The market value on the date of grant was $25.9375 per share. The vesting schedule may accelerate in connection with a change of control as defined in the Washington Gas Light Company 1999 Incentive Compensation Plan. Dividends are paid on restricted shares from the effective date of the award.

     Executive officers of the Company participate in a trusteed, noncontributory pension plan covering all active employees and vested former employees of Washington Gas Light Company. Executive officers also participate in a Supplemental Executive Retirement Plan. Upon normal retirement (age 65), each eligible participant is entitled under the supplemental executive retirement plan to an annual benefit that is based on both years of benefit service (up to a maximum of 30 years) and the average of the participant’s highest rates of annual basic compensation, including any short-term incentive awards paid or deferred under the Executive Incentive Compensation Plan and the WGL Holdings, Inc. 1999 Incentive Compensation Plan (the “1999 Incentive Compensation Plan”), or any successor plan, on December 31 of the three years out of the final five years of the participant’s service as a participant. Participants may elect to have a portion of their Supplemental Executive Retirement Plan benefit paid in the form of a lump sum.

      The following table shows the estimated annual single life benefits payable under the pension plan and Supplemental Executive Retirement Plan upon normal retirement (age 65) to executive officers in various salary and years-of-service classifications:

	Years of Benefit Service
Final Average
Compensation	10	20	30

$200,000	$40,000	$80,000	$120,000

400,000	80,000	160,000	240,000

600,000	120,000	240,000	360,000

800,000	160,000	320,000	480,000

900,000	180,000	360,000	540,000

950,000	190,000	380,000	570,000

      Each of the five executive officers named above in the summary compensation table has 30 years of benefit service except Mr. DeGraffenreidt who has 27 years of benefit service and Mr. McCallister who has 4 years of benefit service. Benefits shown in the above table are not subject to reductions for social security.

Equity Compensation Plan Information

      The following table presents information regarding compensation plans under which WGL Holdings, Inc. common stock may be issued to employees and non-employees of the Company as compensation. Currently, there are two such plans: The WGL Holdings, Inc. Directors’ Stock Compensation Plan and the 1999 Incentive Compensation Plan. This information is as of September 30, 2002. Material features of these plans are described elsewhere in this information statement.

			Number of securities
			remaining available
			for future issuance
	Number of securities	Weighted-average	under equity
	to be issued upon	exercise price of	compensation plans
	exercise of	outstanding	(excluding
	outstanding options,	options, warrants	securities reflected
	warrants and rights	and rights	in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	411,836	$25.64	537,928

Equity compensation plans not approved by security holders	0	0.00	0

Total	411,836	$25.64	537,928

Employment Agreements

      Washington Gas Light Company has employment agreements with each of the executive officers named in the summary compensation table (the “named executive officers”). Messrs. DeGraffenreidt, McCallister, Kline and White and Ms. Arnold. The agreements with these officers will be effective during the period of one year prior to, and two years following, a change of control of WGL Holdings or Washington Gas Light Company. A change of control is generally defined in these agreements as any of the following:

•	acquisition of 30% or more of the voting stock of WGL Holdings or Washington Gas Light Company;

•	a change in the majority of the board of directors of WGL Holdings; or

•	a merger, reorganization, consolidation or sale of all or substantially all of the assets of WGL Holdings or Washington Gas Light Company.

      From the change of control to its second anniversary, the executive’s position, duties and responsibilities must be commensurate with the most significant of those held, exercised and assigned at the time during the 120-day period immediately preceding the change of control. The executive agrees to devote reasonable attention and time necessary to the respective company’s business affairs.

      During the one year prior and two years following a change of control the executive is entitled to base salary, annual incentives, savings and retirement plans, welfare benefit plans, expenses, fringe benefits, office and vacation, consistent with those in place prior to the change of control or available after the change of control if more beneficial.

      Base salary is defined as an amount equal to twelve times the highest monthly base salary paid or payable during the 12-month period immediately preceding the change of control. The annual incentive is an amount at least equal to that available to peer executives of Washington Gas Light Company and its affiliates.

      With respect to all the named executive officers except Mr. White, if the executive is terminated during the effective period for reasons other than cause, or if the executive resigns for good reason, the executive is entitled to severance pay equal to three times the sum of the executive’s annual base salary, plus the highest of the executive’s annual incentive actually earned for the last three full fiscal years. Also the executive is entitled to an extension of other employment benefits for three years. Mr. White is entitled to the same benefit, except that the severance payment is two times the sum of the executive’s annual base salary, plus the highest of the executive’s annual incentive actually earned for the last three full fiscal years. The extension of other employment benefits for Mr. White is for two years. Payments under these agreements may be increased for any excise taxes payable under the Internal Revenue Code.

      “Good reason” is defined differently in these agreements based on the position the named executive officer holds. The term includes one or more of the following provisions:

(1)	the assignment to the executive of any duties inconsistent in any material respect with the executive’s position;

(2)	any failure by Washington Gas Light Company to comply with any of the general employment provisions of the agreement;

(3)	if there is a change of control, merger, acquisition or other similar affiliation with another entity, and the executive does not continue in the position of Chairman and Chief Executive Officer of the most senior resulting entity;

(4)	if there is a change of control, merger, acquisition or other similar affiliation with another entity, and the executive does not continue in his or her existing position or a more senior position of the most senior resulting entity;

(5)	failure by Washington Gas Light Company to reimburse the executive for expenses related to a required relocation;

(6)	any required relocation of the executive more than thirty five miles from Washington, D.C.;

(7)	any purported termination by Washington Gas Light Company of the executive’s employment; or

(8)	any failure by Washington Gas Light Company or any successor to comply with and satisfy the agreement.

      Following is a summary of the contract provisions indicated above that are contained in each named executive officer’s employment agreement:

Applicable
Executive	Provisions

James H. DeGraffenreidt, Jr.	1,2,3,5,6,7,8

Terry D. McCallister	1,2,4,5,6,7,8

Frederic M. Kline	1,2,4,5,6,7,8

James B. White	1,2,5,6,7,8

Elizabeth M. Arnold	1,2,5,6,7,8

Option Grants

      The following table provides information regarding the number and terms of stock options granted to the named executive officers during the fiscal year ended September 30, 2002. The Company utilized the Black-Scholes option pricing model to develop the theoretical values set forth under the “Grant Date Present Value” column. An executive realizes value from a stock option only to the extent that the price of the WGL Holdings common stock on the exercise date exceeds the price of the stock on the grant date. Consequently, there is no assurance that the value realized by an executive will be at or near the value estimated below. Those amounts should not be used to predict future stock performance.

Option Grants in the Last Fiscal Year

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present Value
Name	Granted(1)	Fiscal Year	($/Sh)(2)	Date	($)(3)

James H. DeGraffenreidt, Jr.	52,501	32.0%	$26.89	9/30/11	$240,000

Terry D. McCallister	15,750	9.6	26.89	9/30/11	72,000

Frederic M. Kline	12,272	7.5	26.89	9/30/11	56,100

James B. White	10,107	6.2	26.89	9/30/11	46,200

Elizabeth M. Arnold	10,107	6.2	26.89	9/30/11	46,200

(1)	Options were granted to the named executive officers under the 1999 Incentive Compensation Plan at prices equal to the fair market value on the date of grant. These are nonqualified stock options that become exercisable three years after the date of grant. These options are subject to early termination upon the occurrence of events related to termination of employment. All options immediately become exercisable upon a change in control.

(2)	The exercise price of options may be paid in cash, by delivery of already-owned shares of common stock of WGL Holdings, Inc. or by any other method approved by the Human Resources Committee, which administers the 1999 Incentive Compensation Plan.

(3)	This represents the estimated present value of stock options, measured at the date of grant using the Black-Scholes Warrant Valuation Call Option Model. Unless otherwise noted with respect to specific option grants in the following paragraphs, this model assumes no dilutive effects.

     The following underlying assumptions were used in developing the grant valuations:

•	an exercise price equal to the fair market value on the date of grant;

•	expected volatility of 24%;

•	an annual risk free rate of return (represents the yield of Treasury notes during the month of the grant with a maturity date corresponding to the contractual term of the option) of 6.3%;

•	an annual dividend yield as of the date of grant of 5.3%; and

•	a vesting period for options of three years.

     The following table shows information regarding the unexercised options held by the named executive officers at September 30, 2002, the last day of the fiscal year.

Aggregated Option Exercises in Last Fiscal Year and

Option Values at September 30, 2002

			Number of Securities		Value of Securities
			Underlying Unexercised		Unexercised In-The-Money
	Shares		Options at		Options at
	Acquired		September 30, 2002		September 30, 2002(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

James H. DeGraffenreidt, Jr.	0	$0	49,004	79,292	$33,275	$0

Terry D. McCallister	0	0	0	30,461	0	0

Frederic M. Kline	0	0	13,668	19,167	9,449	0

James B. White	0	0	10,682	16,082	7,484	0

Elizabeth M. Arnold	0	0	8,016	16,082	4,644	0

(1)	The dollar values in this column are calculated by determining the difference between (a) the fair market value of WGL Holdings, Inc. common stock on September 30, 2002 (the last trading day of the fiscal year) and (b) the exercise price of the options multiplied by (c) the number of options with exercise prices lower than that fair market value (in-the-money options).

Long-Term Incentive Plans — Performance Share Awards

      The following table provides information regarding the number and terms of performance shares awarded to the named executive officers during the fiscal year ended September 30, 2002 under the 1999 Incentive Compensation Plan. The targeted awards were based on an economic value of between 33.0% and 60.0% of the executive’s base salary. The awards ultimately earned vary based on total shareholder return of WGL Holdings relative to a peer group. Median performance relative to the peer group earns awards at the targeted level. The maximum that can be earned is 200 percent of the targeted level of shares. The minimum that the executives can earn is zero shares. The performance period is three years.

Performance Shares Awarded in the Last Fiscal Year

(Fiscal Year ended September 30, 2002)

			Estimated Future Payouts Under
			Non-Stock Price-Based Plans
	Number of	Performance or
	shares, units or	other period until
Name	other rights	maturation or payout	Threshold*	Target	Maximum

James H. DeGraffenreidt, Jr.	19,681	September 30, 2004	9,840	19,681	39,362

Terry D. McCallister	5,904	September 30, 2004	2,952	5,904	11,808

Frederic M. Kline	4,600	September 30, 2004	2,300	4,600	9,200

James B. White	3,789	September 30, 2004	1,894	3,789	7,578

Elizabeth M. Arnold	3,789	September 30, 2004	1,894	3,789	7,578

*	The threshold is the minimum number of shares which may be distributed as a payout under this award, assuming WGL Holdings, Inc. achieves a total shareholder return which is at least in the 30th percentile of its peer group. If WGL Holdings, Inc. does not achieve that 30th percentile performance, no payout of performance shares is allowed for this award.

HUMAN RESOURCES COMMITTEE REPORT

      The Human Resources Committee of the board of directors has responsibility for recommending levels of executive compensation for consideration by the Company’s board of directors. The objective of the executive compensation program is to provide remuneration which fairly reflects corporate performance and achievements and responsibilities of each officer. Executive compensation is also intended to provide rewards and incentives for achievement of long-term growth in shareholder value and to attract and retain experienced corporate executives.

Elements of Executive Compensation

      The committee’s philosophy is that total compensation for each of the Company’s officers should be competitive with executives with similar experience and responsibility. This compensation should also reflect the individual performance of each officer as well as corporate performance.

      To accomplish these objectives, each officer’s compensation is composed of base salary and elements of short-term and long-term incentive compensation. Short-term incentive compensation is “at risk,” in that payment of any of this compensation depends upon performance of the individual officer and performance of the Company. Long-term incentive compensation is also “at risk” in that it relates directly to the performance of the common stock of WGL Holdings.

      Since the Company’s primary business is that of a public utility, total compensation opportunities at target levels are set at the size-adjusted median of the utilities market. General industry data is also reviewed, but to date has not affected the determination of market levels.

      Companies forming the utilities market are, to the extent possible, gas and electric and gas utilities that are similar to the Company’s utility business. This is not the same group of companies used in the performance graph shown in this information statement. The groups are different to the extent that the indices shown on the performance graph are published industry indices which include companies having much more diversified operations than the Company.

      The committee has retained an independent executive compensation consultant to review the Company’s executive compensation practices and policies. The independent advisor conducts an annual study of the Company’s executive compensation practices and policies to determine their reasonableness and competitiveness in the relevant market. The committee meets with the independent advisor during the year to review all elements of the Company’s executive compensation plans.

      The following is a description of the elements of each officer’s compensation:

      Base Salary: The committee intends base salary levels of officers to be set at a level approximately equal to utility market levels for officers of similar experience and responsibility. This approach was taken to place base salaries at overall market rates, and to leave the opportunity for each officer to exceed market compensation through incentive pay. This continuing practice is designed to encourage higher levels of performance by the officers. It is seen by the committee as a way to align the interests of the officers of WGL Holdings, Inc. and Washington Gas Light Company more closely with the interests of the shareholders.

      To determine competitive compensation levels, management obtains data on executive compensation paid by other utility and non-utility companies. Based on that information and in consideration of each officer’s responsibility and performance, the Chairman and Chief Executive Officer of the Company makes specific recommendations for salary adjustments for all officers except himself. The committee reviews these recommendations in consultation with the independent advisor retained by the committee. Based on this consultation and the data on industry compensation levels, the committee makes a final recommendation to the full board of directors as to all officers, including the Chairman and Chief Executive Officer (whose compensation is described further below).

      Short-Term Incentive Compensation: Short-term incentive pay opportunities are intended to encourage and to recognize high levels of performance by officers of the Company.

      For fiscal year 2002, short-term incentive compensation related to corporate performance could have been made under the 1999 Incentive Compensation Plan if WGL Holdings’ rate of return on common stock equity exceeded a threshold amount predetermined by the board of directors. For fiscal year 2002, that threshold was an 11% rate of return on common equity. Since WGL Holdings did not earn a rate of return on common equity equal to that threshold, incentive awards for fiscal year 2002 corporate performance were not indicated under the 1999 Incentive Compensation Plan.

      However, because of the unique circumstances noted by the committee, the board of directors exercised its discretion consistent with the 1999 Incentive Compensation Plan to make limited individual awards to recognize the accomplishments of all Washington Gas Light Company employees including officers. These unique circumstances included (i) corporate earnings that were held down by weather during the year which included the warmest winter since 1962; (ii) unusual write offs in non-utility investments, and (iii) regulatory lag related to recent rate increase applications. The committee also recognized several major accomplishments which employees made during fiscal year 2002. These accomplishments include exceeding targets in customer satisfaction and customer growth, achieving significant improvements in safety-related and security-related operations and prosecuting full rate cases in three jurisdictions.

      The 1999 Incentive Compensation Plan was approved by shareholders at the 1999 Washington Gas Light Company Annual Meeting of Shareholders and was adopted by the Company upon formation of the holding company system on November 1, 2000. The 1999 Incentive Compensation Plan is proposed to be amended in certain respects and restated. These amendments and the restatement are being submitted for approval by shareholders of WGL Holdings, Inc. at its annual meeting of shareholders scheduled for March 5, 2003.

      The committee determines individual awards under the 1999 Incentive Compensation Plan annually. If the rate of return on common equity threshold and any other criteria are met for payments under the 1999 Incentive Compensation Plan, the Chairman and Chief Executive Officer may make recommendations recognize that shareholders in a regulated utility achieve their investing goals when the customers are well served through efficient operations. Accordingly, these incentive recommendations include evaluation of the following factors, among others, applicable to the corporation and each of the officers:

      For the corporation:

•	return on equity;

•	operation and maintenance cost per customer;

•	customer service; and

•	operational effectiveness.

      For the officers:

•	success in meeting established corporate and departmental goals;

•	managing resources within established departmental budgets;

•	effectiveness in areas of leadership, planning and teamwork;

•	peer evaluations; and

•	comparison to incentive compensation in the natural gas distribution and other industries, based on data supplied by the outside study of executive compensation.

      The committee considers the amount and basis for these recommendations in consultation with its independent advisor.

      Payouts under the 1999 Incentive Compensation Plan can be higher or lower than target depending on both corporate and individual performance. Payouts may range from 0% to 150% of target.

      Long-Term Incentive Compensation Under the 1999 Incentive Compensation Plan: The 1999 Incentive Compensation Plan replaced Washington Gas Light Company’s Long-Term Incentive Compensation Plan, which expired by its terms on June 27, 1999. Outstanding grants under the Long-Term Incentive Compensation Plan will remain outstanding and will vest according to the terms of those grants. Beginning with fiscal year 2000, long-term incentive compensation awards have been made by the committee under terms and conditions of the 1999 Incentive Compensation Plan. On November 1, 2000, when the Company became a subsidiary of WGL Holdings, Inc., the securities of WGL Holdings, Inc. became the securities used to grant and administer the Long-Term Incentive Compensation Plan and the 1999 Incentive Compensation Plan.

      The 1999 Incentive Compensation Plan is intended to provide key personnel of the Company with additional incentives by increasing their interests in the Company and its success. The 1999 Incentive Compensation Plan promotes achievement of long-term growth of the Company by assisting in the recruiting and retention of key employees, including the officers. Under the 1999 Incentive Compensation Plan, there may be awards of stock options, restricted stock, stock appreciation rights, performance shares, bonus stock, other awards based on the value of common stock, dividend units, and cash incentives. As noted previously, short-term incentives may also be granted under the 1999 Incentive Compensation Plan. The committee is the Administrator of the 1999 Incentive Compensation Plan and has the authority to grant awards under it.

      In accordance with terms of the 1999 Incentive Compensation Plan, the committee has granted long-term compensation awards in the form of stock options and performance shares. As noted above, since the utility business is still the Company’s primary business, the level of the overall compensation package, which includes these grants was set to approximate the size-adjusted median of the utility market. The exercise price of stock options is the fair market value of the common stock on the date of grant. The stock options vest on the third anniversary of the grant and expire on the tenth anniversary of the grant. For fiscal year 2002 awards, performance shares vest on the 36-month anniversary of the date of grant and are earned only if WGL Holdings, Inc. achieves specified total shareholder return levels as compared to a peer group of companies.

Compensation of the Chairman and Chief Executive Officer

      Mr. DeGraffenreidt served as Chairman and Chief Executive Officer during fiscal year 2002. Mr. DeGraffenreidt’s base salary has been set at a level approximately equal to the relevant market for positions of similar responsibilities. In accordance with the 1999 Incentive Compensation Plan, described above, since the threshold rate of return on common equity target was not achieved for fiscal year 2002 corporate performance, no short-term incentive payment to Mr. DeGraffenreidt for fiscal year 2002 was indicated. However, to recognize Mr. DeGraffenreidt’s accomplishments during fiscal year 2002, along with those of all other employees of Washington Gas Light Company, the board of directors made a discretionary award. This award recognized Mr. DeGraffenreidt’s individual achievements during the year, in particular his leadership in developing and implementing strategic plans resulting in significant improvements in customer satisfaction and utility operations.

      Long-term incentive awards in the form of stock options and performance shares were granted to Mr. DeGraffenreidt and to certain officers of the Company and its subsidiaries during fiscal year 2002 under terms of the 1999 Incentive Compensation Plan. These grants were at competitive levels based on a market study conducted by the committee’s independent advisor. The shares awarded to Mr. DeGraffenreidt are shown in the Executive Compensation section of this proxy statement. As for other executives, the level of overall compensation, which includes these grants was set to approximate the size-adjusted median of the utility market. As described above, these stock option awards under the 1999 Incentive Compensation Plan vest in three years and expire on the tenth anniversary of the date of grant. The exercise price of the stock options is the fair market value of the shares on the date of grant. Performance shares granted in fiscal year 2002 may be earned after 36 months. Performance shares are earned only if the Company achieves specified total shareholder return levels compared to a group of peer companies over a three-year period.

Deductibility of Compensation

      Under Section 162(m) of the Internal Revenue Code, WGL Holdings and its subsidiaries, including the Company, may not deduct in its consolidated tax return compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to the other four highest compensated executive officers unless it meets specific criteria for performance-based compensation. As discussed in this report, the committee intends to provide compensation that is both market and performance based. Awards under the 1999 Incentive Compensation Plan are performance-based awards and are intended to meet the Section 162(m) performance based plan requirements. The compensation program is designed to achieve full tax deductibility. However, we reserve the right to approve non-deductible compensation if we believe it is in the best interests of the shareholders. All compensation paid for fiscal year 2002 was fully deductible for federal income tax purposes.

HUMAN RESOURCES COMMITTEE

Daniel J. Callahan, III (Chairman)
Melvyn J. Estrin
Debra L. Lee

AUDIT REVIEW COMMITTEE REPORT

      The Audit Review Committee of the Board of Directors of the Company is composed of four directors who are not employees of the Company. Members of the committee are independent under rules of the New York Stock Exchange. The names of the members of this committee as of the date of this proxy statement appear at the end of this report.

      The Audit Review Committee oversees the Company’s financial reporting process on behalf of the Company’s Board of Directors and is directly responsible for the appointment, compensation and oversight of the Company’s independent public accountants. The committee maintains a charter that outlines its responsibilities. The committee met six times during fiscal year 2002.

      The Audit Review Committee has considered the requirements of the Sarbanes Oxley Act of 2002 with respect to the responsibilities of audit committees of public companies. The Audit Review Committee and the Company’s full board of directors are committed to compliance with all provisions of that statute and related regulations. Even before passage of the Sarbanes Oxley Act, the Audit review Committee and the Company had taken a number of actions in this regard, including placing decision making authority on the Audit Review Committee with respect to the appointment, compensation and oversight of the independent public accountants. Further actions will be taken by the Audit Review Committee and the board of directors as statutory and regulatory provisions become effective for audit committees and independent auditors.

      As disclosed elsewhere in this information statement, upon recommendation of the Audit Review Committee, the Company appointed the firm of Deloitte & Touche LLP as the Company’s independent public accountants effective May 16, 2002, replacing the Company’s prior auditors, Arthur Andersen LLP. Statements in this Audit Review Committee report with respect to the independent public accountants apply to each of the audit firms during their respective terms as auditors for the Company.

      The Audit Review Committee reviewed and discussed the Company’s audited financial statements with management of the Company and the independent public accountants. The Audit Review Committee discussed with the Company’s internal auditor and the independent public accountants the overall scope and specific plans for their respective audits and the adequacy of the Company’s internal controls.

      The Audit Review Committee discussed with the independent public accountants those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The committee received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The committee discussed with the independent accountants the issue of their independence from the Company. The Audit Review Committee also has considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.

      Based on the review and discussions referred to above, the Audit Review Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2002, for filing with the Securities and Exchange Commission.

Karen Hastie Williams (Chair)

Daniel J. Callahan, III
George P. Clancy, Jr.
Philip A. Odeen

Fiscal Year 2002 Audit Firm Fee Summary

      During fiscal year 2002, WGL Holdings, Inc. retained its principal auditor, Deloitte & Touche LLP, to provide services to WGL Holdings, Inc. and its subsidiaries, including the Company, in the following categories and amounts.

Audit Fees	$765,000

Financial Information Systems Design and Implementation Fees	$-0-

All Other Fees	$15,000

Total Fees	$780,000	*

*	“All other fees” were paid for advice regarding tax matters.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

      Effective May 15, 2002, the boards of directors of the Company and its corporate parent, WGL Holdings, Inc. (collectively, the “Registrants”), dismissed the firm of Arthur Andersen LLP (“Arthur Andersen”) as their independent auditor. Effective May 16, 2002, the boards of directors of the Registrants appointed the firm of Deloitte & Touche LLP to serve as their independent auditor. These actions were taken by the boards of directors following the recommendation of the Audit Review Committees of the boards of both Registrants.

      Deloitte & Touche LLP served as the independent auditor for the Registrants for the third and fourth quarters of the Company’s fiscal year which ended on September 30, 2002 and for the full fiscal year 2002 results.

      Arthur Andersen’s reports on the financial statements for the Registrants for the fiscal years ended September 30, 2000 and September 30, 2001 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

      During the Registrants’ two fiscal years ended September 30, 2001 and through May 15, 2002, prior to engaging Deloitte & Touche LLP, there were no disagreements between Arthur Andersen and the Registrants on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures which, if not resolved to the satisfaction of Arthur Andersen, would have caused them to make reference to the subject matter of the disagreement(s) in connection with its report. There were also no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934 (“Regulation S-K”) during the Registrants’ two fiscal years ended September 30, 2001 and through May 15, 2002.

      The Registrants have provided Arthur Andersen with a copy of the foregoing disclosures. A copy of Arthur Andersen’s letter dated May 15, 2002, stating its agreement with these statements was filed as an exhibit to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2002.

      During each of the Registrant’s two most recent fiscal years ended September 30, 2001 and through May 15, 2002, prior to engaging Deloitte & Touche LLP, the Registrants did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed; or with respect to the type of audit opinion that might be rendered on the Registrants’ consolidated financial statements; or with respect to any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      At a meeting held on December 18, 2002, audit review committee of the board of directors appointed the firm of Deloitte & Touche LLP, independent public accountants, to audit the books, records and accounts of the Company for fiscal year 2003. The audit review committee recommends that the shareholders ratify this appointment.

      The Company has been informed that WGL Holdings intends to cast the votes of all the outstanding shares of common stock of the Company in favor of this proposal, and accordingly the proposal is expected to be approved.

      Representatives of Deloitte & Touche LLP will not be present at the annual meeting unless by 10 a.m. on February 28, 2003, the Secretary of the Company receives written notice from a shareholder addressed to the Secretary at 1100 H Street, NW, Washington, DC 20080, that the shareholder will attend the meeting and wishes to ask questions of a representative of the firm.

OTHER MATTERS

      The board of directors knows of no other matters to be brought before the meeting.

      The annual report of WGL Holdings and subsidiaries for 2002, including financial statements, was first mailed to shareholders on or about January 13, 2003.

      Upon written request, Washington Gas Light Company will furnish without charge a copy of its most recent annual report on Form 10-K. Please direct these requests to: Shelley Jennings, Treasurer, Washington Gas Light Company, 1100 H St., N.W., Washington, D.C. 20080.

By order of the board of directors,

Douglas V. Pope
Secretary

February 3, 2003